                                                                     EXHIBIT 3.1

                              CERTIFICATE OF MERGER

                                       OF

                               INSULA CORPORATION
                            (a Delaware corporation)

                                      INTO

                               MAXTOR CORPORATION
                            (a Delaware corporation)


        The undersigned, a Delaware corporation, does hereby certify:

        FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

                     Name                         State of Incorporation
                     ----                         ----------------------
              Insula Corporation                         Delaware

              Maxtor Corporation                         Delaware


        SECOND: That an Amended and Restated Agreement and Plan of Merger dated as of October 3, 2000, by and between Quantum Corporation, a Delaware corporation, Insula Corporation, Maxtor Corporation and Hawaii Acquisition Corporation, A Delaware Corporation (the "Merger Agreement") has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

        THIRD: That the name of the corporation surviving the merger is Maxtor Corporation, a Delaware corporation (the "Surviving Corporation").

        FOURTH: That the Restated Certificate of Incorporation of Maxtor Corporation shall be amended to read in its entirety as set forth on Exhibit A attached hereto, and as so amended shall be the Certificate of Incorporation of the Surviving Corporation.

        FIFTH: That the executed Merger Agreement is on file at the principal place of business of the Surviving Corporation. The address of said principal place of business is 510 Cottonwood Drive, Milpitas, CA 95035.

        SIXTH: That a copy of the Merger Agreement will be furnished by Surviving Corporation upon request and without cost to any stockholder of any constituent corporation.

        IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed by its duly authorized officer this 2nd day of April, 2001.


                                        Maxtor Corporation,
                                        a Delaware corporation



                                        By: /s/ GLENN H. STEVENS
                                           -------------------------------------
                                                Glenn H. Stevens,
                                                Vice-President and Secretary

                                    EXHIBIT A

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               MAXTOR CORPORATION


        FIRST: The name of the corporation is Maxtor Corporation (the "Corporation").

        SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at that address is The Corporation Trust Company.

        THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

        FOURTH:

        (A) The total number of shares of all classes of stock which the Corporation shall have authority to issue is six hundred twenty million (620,000,000), consisting of:

               (1) ninety-five million (95,000,000) shares of preferred stock, par value one cent ($.01) per share (the "Preferred Stock"); and

               (2) five hundred twenty-five million (525,000,000) shares of common stock, par value one cent ($.01) per share (the "Common Stock").

        (B) The shares of Preferred Stock may be issued from time to time in one or more series. The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

        FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

        (A) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

        (B) The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

        (C) Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

        (D) Special meetings of stockholders of the Corporation may be called only by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer.

        SIXTH:

        (A) The number of directors shall be fixed from time to time exclusively by the Board of Directors. Prior to the annual meeting of stockholders held in 2004, the directors shall be divided into three classes, which need not be equal in number, the size to be fixed exclusively by the Board of Directors. From and after the annual meeting of stockholders to be held in 2004, the classes shall be as nearly equal in number as reasonably possible as determined exclusively by the Board of Directors. All determinations by the Board of Directors under this Article SIXTH (A) shall be pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorship at the time any such resolution is presented to the Board of Directors for adoption). Each director shall be elected to a three-year term.

        (B) Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

        (C) Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

        SEVENTH: The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the

Corporation entitled to vote generally in the election of directors, voting together as a single class.

        EIGHTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

        If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

        NINTH: The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article NINTH, Article FIFTH, Article SIXTH, Article SEVENTH, or Article EIGHTH.

        TENTH:

        (A) In anticipation that:

               (1) the Corporation will cease to be a majority-owned subsidiary of Hyundai Electronics America ("HEA") but that HEA will remain, for some period of time, a stockholder of the Corporation and along with certain other Hyundai Affiliates (as defined in Article ELEVENTH) have continued contractual, corporate and business relations with the Corporation;

               (2) the Corporation, on the one hand, and any Hyundai Affiliates or their customers or suppliers, on the other hand, may enter into contracts or otherwise transact business with each other and that the Corporation may derive benefits therefrom; and

               (3) the Corporation may from time to time enter into contractual, corporate or business relations with one or more of its directors, or one or more corporations, partnerships, associations or other organizations in which one or more of its directors have a financial interest (collectively, "Related Entities");

the provisions of this Article TENTH are set forth to regulate and guide certain contractual relations and other business relations of the Corporation as they may involve certain Hyundai Affiliates, Related Entities and their respective officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

        (B) The provisions of this Article TENTH are in addition to, and not in limitation of, the provisions of the Delaware General Corporation Law and the other provisions of this Restated Certificate of Incorporation. Any contract or business relation which does not comply with procedures set forth in this Article TENTH shall not by reason thereof be deemed void or voidable or result in any breach of any fiduciary duty to, or duty of loyalty to, or failure to act in good faith or in the best interests of, the Corporation, or the derivation of any improper personal benefit, but shall be governed by the remaining provisions of this Restated Certificate of Incorporation, the Bylaws, the Delaware General Corporation Law and other applicable law.

        (C) No contract, agreement, arrangement or transaction between the Corporation and any Hyundai Affiliate or any Related Entity or between the Corporation and one or more of the directors or officers of the Corporation, any Hyundai Affiliate or any Related Entity, or any amendment, modification or termination thereof, shall be void or voidable solely for the reason that any Hyundai Affiliate, any Related Entity or any one or more of the officers or directors of the Corporation, any Hyundai Affiliate or any Related Entity are parties thereto, or solely because any such directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof which authorizes such contract, agreement, arrangement, transaction, amendment, modification or termination (each, a "Transaction") or solely because his or their votes are counted for such purpose, and any Hyundai Affiliate, any Related Entity and such directors and officers (i) shall have fully satisfied and fulfilled any fiduciary duties they may have to the Corporation and its stockholders with respect thereto, (ii) shall not be liable to the Corporation or its stockholders for any breach of any fiduciary duty they may have by reason of the entering into, performance or consummation of any such Transaction, (iii) shall be deemed to have acted in good faith and in a manner such Persons reasonably believed to be in or not opposed to the best interests of the Corporation, to the extent such standard is applicable to such Persons' conduct, and (iv) shall be deemed not to have breached any duties of loyalty to the Corporation or its stockholders they may have and not to have derived an improper personal benefit therefrom, if:

               (x) the material facts as to the Transaction are disclosed or are known to the Board of Directors or the committee thereof that authorizes the Transaction and the Board of Directors or such committee in good faith authorizes or approves the Transaction by the affirmative vote of a majority of the Disinterested Directors (as defined in Article ELEVENTH) on the Board of Directors or such committee (even though the Disinterested Directors be less than a quorum);

               (y) the material facts as to the Transaction are disclosed or are known to the holders of voting stock entitled to vote thereon, and the Transaction is specifically approved in good faith by vote of the holders of a majority of the then outstanding voting stock not owned by any Hyundai Affiliate or such Related Entity, voting together as a single class, as the case may be; or

               (z) such Transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders of the Corporation.

In addition, each Transaction authorized, approved or effected, as described in
(x) or (y) above, shall be deemed to be entirely fair to the Corporation and its stockholders; provided, however, that if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption shall arise that such Transaction is not fair to the Corporation and its stockholders.

        (D) Directors of the Corporation who are also directors or officers of any Hyundai Affiliate or any Related Entity may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes or approves any such Transaction and may vote at such meeting in accordance with the provisions of paragraph (C) of this Article TENTH. Equity securities with voting rights which are owned by any Hyundai Affiliate and any Related Entities may be counted in determining the presence of a quorum at a meeting of stockholders that authorizes or approves any such Transaction and may be voted at such meeting in accordance with the provisions of paragraph (C) of this Article TENTH.

        (E) No Hyundai Affiliate shall be liable to the Corporation or its stockholders for breach of any fiduciary duty it may have by reason of the fact that any Hyundai Affiliate takes any action or exercises any rights or gives or withholds any consent in connection with any Transaction between any Hyundai Affiliate and the Corporation. No vote cast or other action taken by any Person (as defined in Article ELEVENTH) who is an officer, director or other representative of any Hyundai Affiliate, which vote is cast or action is taken by such Person in his capacity as a director of the Corporation, shall constitute an action of, or the exercise of a right by, or a consent of, any Hyundai Affiliate for the purpose of any such Transaction.

        (F) For purposes of this Article TENTH, any Transaction with any corporation, partnership, joint venture, association or other entity in which the Corporation Beneficially Owns (as defined in Article ELEVENTH), directly or indirectly, fifty percent (50%) or more of the outstanding voting stock, voting power or similar voting interests, or with any officer or director thereof, shall be deemed to be a Transaction with the Corporation.

        (G) Notwithstanding anything in this Restated Certificate of Incorporation to the contrary, and in addition to any vote of the Board of Directors required by applicable law or this Restated Certificate of Incorporation, the affirmative vote of the holders of more than sixty-six and two-thirds percent (66-2/3%) of the voting power of the Corporation's equity then outstanding, voting together as a single class, shall be required to alter, amend or repeal in a manner adverse to the interests of any Hyundai Affiliate or adopt any provision adverse to the interests of any Hyundai Affiliate and inconsistent with, any provision of this Article TENTH. Neither the alteration, amendment or repeal of this Article TENTH nor the adoption of any provision inconsistent with this Article TENTH shall eliminate or reduce the effect of this Article TENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article TENTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

        (H) Any Person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article TENTH.

        ELEVENTH:

        (A) In anticipation that:

               (1) the Corporation will cease to be a majority-owned subsidiary of HEA but that HEA will remain, for some period of time, a stockholder of the Corporation;

               (2) the Corporation and certain Hyundai Affiliates may engage in the same or similar activities or lines of business and may have an interest in the same or similar areas of corporate opportunities;

               (3) there will be benefits to be derived by the Corporation through its continued contractual, corporate and business relations with the Hyundai Affiliates (including without limitation service of officers of certain Hyundai Affiliates as directors of the Corporation);

               (4) there will be benefits in providing guidelines for directors and officers of the Hyundai Affiliates and of the Corporation with respect to the allocation of corporate opportunities and other matters;

the provisions of this Article ELEVENTH are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve the Hyundai Affiliates and their officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

        (B) Except as HEA may otherwise agree in writing, HEA shall have the right to, and shall have no duty not to, (i) engage in the same or similar business activities or lines of business as the Corporation, (ii) do business with any potential or actual customer or supplier of the Corporation, or (iii) employ or otherwise engage any officer or employee of the Corporation. Neither HEA nor any officer or director thereof (except as provided in paragraph (C) of this Article ELEVENTH) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of such activities (set forth in the preceding sentence) of HEA or the participation therein of such Person. In the event that HEA acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both HEA and the Corporation, HEA shall have no duty to communicate or present such opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that HEA pursues or acquires such corporate opportunity for itself, directs such opportunity to another Person, or does not present such corporate opportunity to the Corporation.

        (C) If a director or officer of the Corporation who is also a director or officer of a Hyundai Affiliate acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and any Hyundai Affiliate such director or officer of the Corporation (i) shall have fully satisfied and fulfilled the fiduciary duties of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity, (ii) shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that any Hyundai Affiliate pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another Person (including, without limitation, another Hyundai Affiliate) or does not communicate information regarding such corporate opportunity to the Corporation, (iii) shall be deemed to have acted in good faith and in a manner such Person reasonably believes to be in or not opposed to the best interests of the Corporation, and (iv) shall be deemed not to have breached his or her duty of loyalty to the Corporation or its stockholders and not to have derived an improper benefit therefrom, if such director or officer acts in a manner consistent with the following policy:

               (x) a corporate opportunity offered to any Person who is a director but not an officer of the Corporation and who is also an officer (whether or not a director) of any Hyundai Affiliate shall belong to such Hyundai Affiliate, unless such opportunity is expressly offered, in writing, to such Person primarily in his or her capacity as a director of the Corporation, in which case such opportunity shall belong to the Corporation;

               (y) a corporate opportunity offered to any Person who is an officer (whether or not a director) of the Corporation and who is also a director but not an officer of any Hyundai Affiliate shall belong to the Corporation, unless such opportunity is expressly offered, in writing, to such Person primarily in his or her capacity as a director of a Hyundai Affiliate, in which case such opportunity shall belong to such Hyundai Affiliate; and

               (z) a corporate opportunity offered to any other Person who is either (i) an officer of both the Corporation and a Hyundai Affiliate or (ii) a director of both the Corporation and a Hyundai Affiliate and not an officer of either entity, shall belong to such Hyundai Affiliate or to the Corporation, as the case may be, if such opportunity is expressly offered, in writing, to such Person primarily in his or her capacity as an officer or director of the Corporation or of such Hyundai Affiliate, respectively; otherwise, such opportunity shall belong to the Corporation.

        (D) Any corporate opportunity that belongs to a Hyundai Affiliate or to the Corporation pursuant to the foregoing policy shall not be pursued by the other, or directed by the other to another Person, unless and until the Hyundai Affiliate or the Corporation, as the case may be, determines not to pursue the opportunity. Notwithstanding the preceding sentence, if the party to whom the corporate opportunity belongs does not within a reasonable period of time begin to pursue, or thereafter continue to pursue, such opportunity diligently and in good faith, the other party may then pursue such opportunity or direct it to another Person.

        (E) For purposes of this Restated Certificate of Incorporation, "Hyundai Affiliates" shall mean Hyundai Electronics America, a California corporation ("HEA"), Hyundai Electronics Industries Co., Ltd. ("HEI"), all successors to HEA or HEI by way of merger, consolidation or sale of all or substantially all its assets, and all corporations, partnerships, joint ventures, associations and other entities that directly or indirectly, through one or more intermediaries, are controlled by HEA or HEI, other than the Corporation and all corporations, partnerships, joint ventures, associations and other entities directly or indirectly controlled by the Corporation. The term "controlled," as used in the immediately preceding sentence, shall mean with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

        (F) For purposes of this Article ELEVENTH, "corporate opportunities" shall consist of business opportunities which (i) the Corporation is financially able to undertake, (ii) are, from their nature, in the line or lines of the Corporation's business and are of practical advantage to it, and (iii) are ones in which the Corporation has an interest or reasonable expectancy. In addition, "corporate opportunities" shall not include any transaction in which the Corporation or any Hyundai Affiliate is permitted to participate pursuant to any subsequent agreement between the Corporation and any Hyundai Affiliate approved pursuant to Article TENTH hereof, it being acknowledged that the rights of the Corporation under any such agreement shall be deemed to be contractual rights and shall not be corporate opportunities of the Corporation for any purpose; provided, however, that no presumption or implication as to corporate opportunities relating to any transaction not explicitly covered by such an agreement shall arise from the existence or absence of any such agreement.

        (G) If any contract, agreement, arrangement or transaction between the Corporation and any Hyundai Affiliate involves a corporate opportunity and is approved in accordance with the procedures set forth in Article TENTH hereof, a Hyundai Affiliate and its officers and directors shall also, for the purposes of this Article ELEVENTH and the other provisions of this Restated Certificate of Incorporation, be deemed to have fully satisfied and fulfilled any fiduciary duties they may have to the Corporation and its stockholders. Any such contract, agreement, arrangement or transaction involving a corporate opportunity not so approved shall not by reason thereof result in any such breach of any fiduciary duty, but shall be governed by the other provisions of this Article ELEVENTH, this Restated Certificate of Incorporation, the Bylaws, the Delaware General Corporation Law and other applicable law.

        (H) For purposes of this Article ELEVENTH, the "Corporation" shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation Beneficially Owns, directly or indirectly, thirty-three and one-third percent (33-1/3%) or more of the outstanding voting stock, voting power or similar voting interests. For purposes of this Article ELEVENTH and Article TENTH, (i) "Beneficial Owners," "Beneficially Own," "Beneficially Owned," "Beneficial Ownership," and words of similar import shall have the meaning ascribed to such terms in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, or any successor rule, (ii) "Person" shall mean any individual, firm, corporation or other entity; and (iii) "Disinterested Director" shall mean a director of the Corporation who is not and has never been an officer, employee or paid consultant of any Hyundai Affiliate or the Corporation.

        (I) For purposes of this Article ELEVENTH, a director of the Corporation who is Chairman of the Board of Directors of the Corporation or a committee thereof shall not be deemed to be an officer of the Corporation by reason of holding such position (regardless of whether such position is deemed an office of the Corporation under the Bylaws of the Corporation), unless such Person is a full-time employee of the Corporation.

        (J) Notwithstanding anything in this Restated Certificate of Incorporation to the contrary and in addition to any vote of the Board of Directors required by applicable law or this Restated Certificate of Incorporation, the affirmative vote of the holders of more than sixty-six and two-thirds percent (66-2/3%) of the voting power of the Company's equity securities then outstanding, voting together as a single class, shall be required to alter, amend or repeal in a manner adverse to the interests of the Hyundai Affiliates, or adopt any provision adverse to the interests of any Hyundai Affiliate and inconsistent with, any provision of this Article ELEVENTH. Neither the alteration, amendment or repeal of this Article ELEVENTH nor the adoption of any provision inconsistent with this Article ELEVENTH shall eliminate or reduce the effect of this Article ELEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article ELEVENTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

        (K) Any Person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH.